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------                         U.S. SECURITIES AND EXCHANGE COMMISSION                                ------------------------------
FORM 4                                  WASHINGTON, DC 20549                                                   OMB APPROVAL
------                                                                                                ------------------------------
                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                             OMB Number:          3235-0287
                                                                                                      Expires:    September 30, 1998
               [ ] Check this box if no longer subject to Section 16 Form 4 or Form 5                 Estimated average burden
                          obligations may continue. See Instruction 1(b).                             hours per response.........0.5

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
           of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                                 Investment Company Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    LOMBARDI        CARL             A.           SPACELABS MEDICAL, INC. (SLMD)                to Issuer (check all applicable)
--------------------------------------------   ---------------------------------------------     X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    c/o SPACELABS MEDICAL, INC.                   Number of Reporting        Month/Year          X  Officer           Other (specify
    15220 NE 40TH STREET                          Person (Voluntary)         APRIL, 2000        ----              --- below)
--------------------------------------------                              ------------------    (give title below)
                  (Street)                                                5. If Amendment,      Chairman of the Board, President
    REDMOND          WA             98052                                    Date of            and Chief Executive Officer.
--------------------------------------------                                 Original           ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------     (check applicable line)
                                                                                                  X    Form filed by One
                                                                                                 ----  Reporting Person
                                                                                                       Form filed by More Than
                                                                                                 ----  One Reporting Person

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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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COMMON STOCK                    4/10/2000   P              500     A      $12.875                              D
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COMMON STOCK                    4/11/2000   P            4,500     A      $12.875         180,300              D
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                                                                                            5,608              I            401(K)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Security
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/       8)          or Disposed      (Month/Day/
                             ative        Year)                  of (D) (Instr.   Year)
                             Security                            3, 4, and 5)
                                                                                -----------------------------------
                                                                                Date    Expira-           Amount or
                                                  ----------------------------  Exer-   tion      Title   Number of
                                                    Code   V     (A)     (D)    cisable Date              Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ EUGENE V. DEFELICE    April 18, 2000
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------  --------------
                                                                                            **Signature of Reporting       Date
Note: File three copies of this Form, one of which must be manually signed.                         Person
  If space provided is insufficient, see Instruction 6 for procedure.                         Attorney-in-fact for
                                                                                                CARL A. LOMBARDI
Potential persons who are to respond to the collection information contained in                                         Page 2 of 2
this form are not required to respond unless the form displays a currently valid OMB Number.                        SEC 1474 (7/96)

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